Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Todd Fromer / Garth Russell KCSA Worldwide 212-896-1215 / 212-896-1250
FOR IMMEDIATE RELEASE

OPHTHALMIC IMAGING SYSTEMS ANNOUNCES NON-BINDING AGREEMENT
TO ACQUIRE MEDIVISION

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SACRAMENTO, Calif., September 12, 2007 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading digital imaging company, announced today that it has entered a non-binding agreement to acquire Israeli MediVision Medical Imaging Ltd. (MediVision) (EURO.NM: MEDV), a majority shareholder in OIS.

Under the terms of the proposed agreement, MediVision’s outstanding shares will be converted into shares of OIS common stock at a yet to be determined ratio. Also, outstanding options and warrants to purchase MediVision shares will be converted into options or warrants to purchase shares of OIS Common Stock. Once the acquisition is completed, MediVision will operate as a wholly owned subsidiary of OIS.

Additional details regarding the proposed acquisition will be disclosed in a definitive agreement approved by both companies’ board of directors. The definitive agreement will then require approval from both companies’ shareholders before the acquisition can be finalized.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com) a majority-owned subsidiary of medivision, is the leading provider of ophthalmic digital imaging systems. the company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. with over twenty years in the ophthalmic imaging business, the company has consistently introduced new, innovative technology. the company, together with medivision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com .

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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OIS                                                   www.oisi.com

221 Lathrop Way, Suite I       main 800.338.8436

Sacramento, CA 95815            fax 916.646.0207
USA